UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2026 (January 31, 2026)

Nano Nuclear Energy Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42044	88-0861977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Times Square, 30th Floor

New York, New York 10018

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 634-9206

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	NNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2026, Nano Nuclear Energy Inc. (the “Company”) entered into employment agreements with Mr. James Walker, the Company’s Chief Executive Officer (the “Walker Agreement”), and Mr. Jaisun Garcha, the Company’s Chief Financial Officer (the “Garcha Agreement,” and together with the Walker Agreement, the “Employment Agreements”), effective January 1, 2026.

The Employment Agreements were entered into to formalize the employment of Mr. Walker and Mr. Garcha by the Company for Canadian employment purposes. The Employment Agreements do not modify any material compensatory terms or arrangements applicable to Mr. Walker or Mr. Garcha, and no changes have been made to any previously disclosed compensation. The Compensation Committee of the board of directors (“Board”) of the Company independently reviewed and unanimously approved of the Employment Agreements.

Pursuant to the Walker Agreement, Mr. Walker will continue to serve as the Company’s Chief Executive Officer, effective on January 1, 2026. The Walker Agreement superseded and replaced the consulting agreement that had been in effect since February 8, 2022 between the Company and Mr. Walker, except for certain provisions of the consulting agreement related to confidentiality, intellectual property and similar provisions that remain in full force and effect for the time period of such consulting agreement.

Pursuant to the Garcha Agreement, Mr. Garcha will continue to serve as the Company’s Chief Financial Officer, effective on January 1, 2026. The Garcha Agreement superseded and replaced the consulting agreement that had been in effect since February 8, 2022 between the Company and Mr. Garcha, except for certain provisions of the consulting agreement related to confidentiality, intellectual property and similar provisions that remain in full force and effect for the time period of such consulting agreement.

Each of the Employment Agreements has an initial term of three years. Following the expiration of the initial term, each of them will automatically renew for an additional one-year period unless either party provides written notice of its intention not to renew at least 90 days prior to the applicable renewal date. During the term of the Employment Agreements, each of Mr. Walker and Mr. Garcha is required to devote approximately 40 hours per week to the business operations of the Company.

Pursuant to the Employment Agreements, as was the case prior to the execution of the Employment Agreements, Mr. Walker is entitled to an annual base salary of $500,000, and Mr. Garcha is entitled to an annual base salary of $400,000. Each of Mr. Walker and Mr. Garcha is also eligible to receive an annual bonus, equity-based compensation awards, and fringe benefits, perquisites, and employee benefits consistent with the Company’s practices. The Employment Agreements further provide that Mr. Walker and Mr. Garcha are entitled to indemnification and advancement of legal fees to the maximum extent permitted under the Company’s bylaws and other governing documents.

Upon the expiration of the Employment Agreements, the Company’s termination of Mr. Walker and Mr. Garcha for “Cause” (as defined in the Employment Agreements), or the voluntary termination of employment by Mr. Walker or Mr. Garcha without “Good Reason” (as defined in the Employment Agreements), Mr. Walker and Mr. Garcha will be entitled to receive any accrued by unpaid base salary, accrued but unused vacation, reimbursement for unreimbursed business expenses, and applicable employee benefits in accordance with the Company’s plans (collectively, the “Accrued Amounts”).

Under the Employment Agreements, if the Company terminates the employment of Mr. Walker or Mr. Garcha without Cause, or if Mr. Walker or Mr. Garcha terminates the employment for Good Reason, in each case subject to the execution and non-revocation of a release of claims, Mr. Walker or Mr. Garcha, as applicable, will be entitled to receive: (i) 100% of any earned, pro-rated bonus, (ii) continued payment of base salary for one year following the termination, (iii) subsidized health coverage for up to 18 months, and (iv) treatment of outstanding equity awards in accordance with the applicable equity plans and award agreements.

If Mr. Walker or Mr. Garcha dies or becomes disabled during the terms of the Employment Agreements, Mr. Walker or Mr. Garcha (or their respective estate, as applicable) will be entitled to receive the Accrued Amounts and a lump sum payment equal to a pro-rata portion of the applicable annual bonus for the year of termination.

The Employment Agreements include standard restrictive covenants in favor of the Company, including confidentiality obligations and one-year post-termination non-solicitation and non-competition restrictions.

Mr. Walker will not receive any additional compensation for his service as a member of the Board.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are filed as Exhibit 10.1 and 10.2 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated January 31, 2026, between the Company and James Walker.
10.2	Employment Agreement, dated January 31, 2026, between the Company and Jaisun Garcha.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2026	NANO Nuclear Energy Inc.

	By:	/s/ James Walker
	Name:	James Walker
	Title:	Chief Executive Officer